Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice President

Office:  (503) 257-8766, Ext. 279

Fax:  (800) 754-6187 / E-mail:  dantierney@trm.com

TRM Expands ATM Network Through

Canadian Acquisition

Portland, Oregon:  17 June 2004 — TRM Corporation (NASDAQ: TRMM) today announced that it has acquired Mighty Cash Financial (“Mighty Cash”), a Canadian ATM network operator.  This acquisition marks TRM’s entry into the Canadian ATM market.

“Mighty Cash represents our first cross-border expansion since entry into the United Kingdom five years ago,” said Dan Tierney, Executive Vice President of TRM.  TRM is now one of the largest independent ATM deployers in the United Kingdom with over 3,100 locations.

TRM will use its existing field service and sales infrastructure to support the ATM network, which now services over 3,000 in-store photocopy locations throughout the Country.

Through purchase of all outstanding shares of Mighty Cash, TRM’s Canadian network consists of 72 ATM locations comprised primarily of merchant-owned programs.  The purchase price was paid in cash.

TRM Corporation is a consumer services company that has provided convenience banking (ATM) and photocopying services for more than 20 years.  TRM’s customer base has grown to over 30,000 locations worldwide, including over 3,000 locations in Canada and over 6,000 locations in the United Kingdom.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth.  Additional information on these factors, which could affect the Company’s financial results, is included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.